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                                    [LETTERHEAD]

Exhibit 23.11


                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





As independent public accountants, we hereby consent to the incorporation by reference of our Report of Independent Public Accountants dated January 21, 1997 on the financial statements of Santa Monica Bank (the Bank) as of and for the year ended December 31, 1996 and to the reference to our Firm in the Experts section of this Form S-4 of Western Bancorp. It should be noted that we have not audited any financial statements of the Bank subsequent to December 31, 1996 or performed any audit procedures subsequent to the date of our report.


                                       Arthur Andersen LLP


Los Angeles, California
September 8, 1997